Exhibit 8.1

                               February 24, 1997

Financial Asset Securitization, Inc.
901 East Byrd Street
West Tower, Suite 500
Richmond, Virginia  23219

Ladies and Gentlemen:

                  We have acted as counsel to Financial Asset Securitization, Inc., a Virginia corporation (the "Seller"), in connection with the preparation of Post-Effective Amendment No. 2 (the "Post-Effective Amendment") to its Registration Statement on Form S-3 (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

                  We have reviewed the originals or copies of (i) the Post-Effective Amendment and the prospectus included therein; and (ii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

                  Based on the foregoing, we are of the opinion that the legal conclusions contained in the Post-Effective Amendment under the caption "Certain Federal Income Tax Consequences" are correct in all material respects, and the discussion thereunder does not omit any material provision with respect to the matters covered. You should be aware that this opinion represents our conclusions as to the application of existing law to a transaction as described above. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

                  We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. We also consent to the references to Hunton & Williams under the caption "Certain Federal Income Tax Consequences" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

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                  No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Securities under the laws of Virginia or any other state.

                                                     Very truly yours,

                                                     /s/ HUNTON & WILLIAMS